Exhibit 4.1

DYNAMIC RESPONSE GROUP, INC.

2009 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

1) PURPOSES OF THE PLAN	1

2) DEFINITIONS	1

3) COMPLIANCE WITH APPLICABLE LAWS	1

4) EFFECTIVE DATE; TERM OF PLAN	2

5) STOCK SUBJECT TO THE PLAN	2
A) SHARES SUBJECT TO THE PLAN	2
B) LAPSED AWARDS	2
C) RESERVATION OF SHARES	3

6) ADMINISTRATION OF PLAN	3
A) PLAN ADMINISTRATOR	3
B) POWERS OF THE ADMINISTRATOR	3
C) EFFECT OF ADMINISTRATOR’S DECISION	4
D) INFORMATION TO BE FURNISHED TO COMMITTEE	5
E) LIABILITY AND INDEMNIFICATION OF COMMITTEE	5

7) ELIGIBLE PARTICIPANTS	5

8) STOCK OPTIONS	6
A) LIMITATIONS	6
B) TERM OF OPTION	6
C) OPTION EXERCISE PRICE	6
D) VESTING AND EXERCISE DATES	7
E) FORM OF CONSIDERATION	7
F) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER	7
G) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER	8
H) DISABILITY OF PARTICIPANT	8
I) DEATH OF PARTICIPANT	8

9) RESTRICTED STOCK	9
A) GRANT OF RESTRICTED STOCK	9
B) RESTRICTED STOCK AGREEMENT	9
C) TRANSFERABILITY	9
D) OTHER RESTRICTIONS	9
E) REMOVAL OF RESTRICTIONS	9
F) VOTING RIGHTS	9
G) DIVIDENDS AND OTHER DISTRIBUTIONS	9
H) RETURN OF RESTRICTED STOCK TO COMPANY	10

10) RESTRICTED STOCK UNITS	10
A) GRANT OF RESTRICTED STOCK UNITS	10
B) VESTING CRITERIA AND OTHER TERMS	10
C) EARNING RESTRICTED STOCK UNITS	10
D) FORM AND TIMING OF PAYMENT	10
E) CANCELLATION	10

11) STOCK APPRECIATION RIGHTS	10
A) GRANT OF STOCK APPRECIATION RIGHTS	10
B) NUMBER OF SHARES	11
C) EXERCISE PRICE AND OTHER TERMS	11
D) STOCK APPRECIATION RIGHT AGREEMENT	11

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E) EXPIRATION OF STOCK APPRECIATION RIGHTS	11
F) PAYMENT OF STOCK APPRECIATION RIGHT AMOUNT	11

12) PERFORMANCE UNITS AND PERFORMANCE SHARES	11
A) GRANT OF PERFORMANCE UNITS/SHARES	11
B) VALUE OF PERFORMANCE UNITS/SHARES	11
C) PERFORMANCE OBJECTIVES AND OTHER TERMS	12
D) EARNING OF PERFORMANCE UNITS/SHARES	12
E) FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES	12
F) CANCELLATION OF PERFORMANCE UNITS/SHARES	12

13) ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL	12
A) ADJUSTMENTS	12
B) DISSOLUTION OR LIQUIDATION	13
C) CHANGE IN CONTROL	13

14) TERMS AND CONDITIONS OF AWARDS	14
A) PERFORMANCE CRITERIA	14
B) NO EFFECT ON EMPLOYMENT OR SERVICE	14
C) NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS	14
D) DATE OF GRANT	15
E) LEAVE OF ABSENCE/COMPANY TRANSFER	15
F) RESTRICTIONS ON TRANSFER OF AWARD	15
G) WITHHOLDING	15
H) COMPLIANCE WITH LAWS UPON DELIVERY OF SHARES	16
I) INVESTMENT ASSURANCES; REPRESENTATION AND WARRANTIES OF PARTICIPANT	16
J) INABILITY TO OBTAIN AUTHORITY	16
K) REGISTRATION OF SHARES	16
L) UNFUNDED OBLIGATION	16

15) AMENDMENT; TERMINATION OF PLAN	17

16) CONSTRUCTION OF PLAN	18

17) GOVERNING LAW	18

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DYNAMIC RESPONSE GROUP, INC.

2009 EQUITY INCENTIVE PLAN

Dynamic Response Group, Inc., a Florida corporation (the “Company”), does herein set forth the terms of the Dynamic Response Group, Inc. 2009 Equity Incentive Plan (the “Plan”).

1)	PURPOSES OF THE PLAN

The purposes of this Plan are to (a) attract and retain employees, directors and other persons providing services to the Company and Affiliates; (b) motivate Participants, by means of appropriate incentives, to achieve long range goals; and (c) thereby promote the long term financial interests of the Company. The Plan permits the grant of Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2)	DEFINITIONS

The definitions set forth on Schedule A, as amended, shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in the Schedule to this Section 2.

3)	COMPLIANCE WITH APPLICABLE LAWS

(a)    Compliance with Rule 16b-3. This Plan is intended to comply in all respects with Rule 16b-3 (“Rule 16b-3”) promulgated by the Securities and Exchange Commission under the Exchange Act, with respect to participants who are subject to Section 16 of the Exchange Act, and any provision(s) herein that is/are contrary to Rule 16b-3 shall be deemed null and void to the extent appropriate by either the Committee or the Board.

(b)    Compliance with Code.

(i)    Section 422. With respect to Incentive Stock Options, this Plan is intended to comply in every respect with Section 422 of the Code and the regulations promulgated thereunder. In the event any future statute or regulation shall modify the existing statute, this Plan shall be deemed to incorporate by reference such modification. Any Award Agreement relating to any Award granted pursuant to this Plan outstanding and unexercised at the time any modifying statute or regulation becomes effective shall also be deemed to incorporate by reference such modification, and no notice of such modification need be given to such Service Provider. If any provision of this Plan is determined to disqualify shares purchasable pursuant to an Award granted under this Plan from the special tax treatment provided by the Code, such provision shall be deemed null and void and to incorporate by reference the modification required to qualify the shares for said tax treatment.

(ii)    Section 162(m). Notwithstanding any other provision of the Plan, at such time as the Administrator of the Plan is a Committee consisting solely of two or more Outside Directors and to the extent that a grant to a Covered Employee under the Plan complies with the exemption for “performance based” compensation under Section 162(m) of the Code, subject to the provisions of Section 13 relating to adjustments upon changes in the shares of Common Stock, no Participant may be granted (i) Options or Stock Appreciation Rights during any 36-month period with respect to more than 2,000,000 Shares or (ii) Restricted Stock, Performance

Awards and/or Restricted Stock Unit Awards that are denominated in Shares in any 36-month period with respect to more than 1,000,000 Shares that are intended to comply with the performance-based exception under Code Section 162(m)

(collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be granted to any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations (or, in the case of a performance award denominated in cash, to be counted toward the dollar amount in the preceding sentence).

(iii)    Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

(c)    Compliance with Other Laws and Regulations. The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. No Award may be exercised if its exercise or the receipt of Shares pursuant thereto would be contrary to applicable laws.

4)	EFFECTIVE DATE; TERM OF PLAN

The Plan was adopted by the Board of Directors and the holders of a majority of the holders of the voting stock of the Company on July 7, 2009 (the “Effective Date). The Plan will continue in effect for a term of ten (10) years from the Effective Date, unless terminated earlier under Section 15 of the Plan.

5)	STOCK SUBJECT TO THE PLAN

a)    Shares Subject to the Plan

Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 5,000,000 Shares. The Common Stock subject to the Plan may be authorized but unissued shares or reacquired shares bought on the market or otherwise.

b)    Lapsed Awards

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the

Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 5(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

c)     Reservation of Shares

During the term of this Plan, the Company will at all time reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

6)	ADMINISTRATION OF PLAN

a)     Plan Administrator

The Plan shall be administered by the Board of Directors until such time as a committee of not less than two directors (the “Committee”) shall be appointed. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time, and members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company.

b)    Powers of the Administrator

Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

i)    to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

ii)    to determine whether and to what extent Awards are granted hereunder;

iii)    to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

iv)    to approve forms of Award Agreements for use under the Plan;

v)    to determine the terms and conditions of any Award granted hereunder;

vi)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

vii)    to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

viii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

ix)    to modify or amend each Award (subject to Section 15 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercise period of Awards and to extend the maximum term of an Option (subject to Section 8(b) regarding Incentive Stock Options);

x)    allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14(g);

xi)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xii)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

xiii)    to make all other determinations deemed necessary or advisable for administering the Plan and to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

c)    Effect of Administrator’s Decision

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

d)    Information to be furnished to Committee

The Company and Affiliates shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and Affiliates as to an Employee or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information, as the Committee considers desirable to carry out the terms of the Plan.

e)     Liability and Indemnification of Committee

No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud, dishonesty, or willful misconduct; nor shall the Company or any Affiliate be liable to any person for any such action unless attributable to fraud, dishonesty, or willful misconduct on the part of a Director or employee of the Company or Affiliate. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act fraudulently, dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

7)	ELIGIBLE PARTICIPANTS

(a)    Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to any Employee, Director or Consultant of the Company or Affiliate; except that a Consultant who performs services to the Company or any of its Subsidiaries shall be eligible to participate in the Plan only if the Consultant renders bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b)    Incentive Stock Options may be granted only to an Employee of the Company or a Subsidiary of the Company who has been employed (provided that a bona fide employer/employee relationship exists) by the Company or by any Subsidiary of the Company for a continuous period of at least 60 days.

(c)    A Service Provider who has been granted an Award may, if otherwise eligible, may be granted additional Awards.

(d)    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Affiliate acquiring another entity, an interest in another entity or an additional interest in a Affiliate whether by merger, stock purchase, asset purchase or other form of transaction.

8)	STOCK OPTIONS

a)    Limitations

Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Service Provider during any calendar year (under all plans of the Company or Affiliate). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

b)    Term of Option

The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

c)    Option Exercise Price

The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

i)    In the case of an Incentive Stock Option granted to (1) an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or (2) granted to any Employee other than an Employee described in (1) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

ii)    In the case of a Non-Statutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

iii)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

d)    Vesting and Exercise Dates

The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options may vary and at the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

e)    Form of Consideration

The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist of (i) cash; (ii) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (iii) any other form of legal consideration that may be acceptable to the Board (which includes a cashless exercise election); (iv) any combination of the foregoing methods of payment; or (v) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

f)    Procedure for Exercise; Rights as a Shareholder

i)    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

ii)    An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

iii)    Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

g)    Termination of Relationship as a Service Provider

Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment shall terminate for Cause, any Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

If a Participant ceases to be a Service Provider, other than termination for Cause or termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination or such other date as required under Section 422 of the Code. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

h)    Disability of Participant

If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

i)    Death of Participant

If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

9)	RESTRICTED STOCK

a)    Grant of Restricted Stock

Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

b)    Restricted Stock Agreement

Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Restriction Period, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

c)    Transferability

Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period.

d)    Other Restrictions

The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

e)    Removal of Restrictions

Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Restriction Period or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

f)    Voting Rights

During the Restriction Period, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

g)    Dividends and Other Distributions

During the Restriction Period, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeiture as the Shares of Restricted Stock with respect to which they were paid.

h)    Return of Restricted Stock to Company

On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

10)	RESTRICTED STOCK UNITS

a)    Grant of Restricted Stock Units

Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

b)    Vesting Criteria and Other Terms

The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

c)    Earning Restricted Stock Units

Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

d)    Form and Timing of Payment

Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

e)    Cancellation

On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

11)	STOCK APPRECIATION RIGHTS

a)    Grant of Stock Appreciation Rights

Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

b)    Number of Shares

The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

c)    Exercise Price and Other Terms

The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 8(a) of the Plan, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

d)    Stock Appreciation Right Agreement

Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

e)    Expiration of Stock Appreciation Rights

A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 6(f) through 6(i) also will apply to Stock Appreciation Rights.

f)    Payment of Stock Appreciation Right Amount

Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

12)	PERFORMANCE UNITS AND PERFORMANCE SHARES

a)    Grant of Performance Units/Shares

Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

b)    Value of Performance Units/Shares

Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

c)    Performance Objectives and Other Terms

The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

d)    Earning of Performance Units/Shares

After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

e)    Form and Timing of Payment of Performance Units/Shares

Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

f)    Cancellation of Performance Units/Shares

On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

13)	ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL

a)    Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 5 of the Plan.

b)    Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c)    Change in Control

In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction. In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14)	TERMS AND CONDITIONS OF AWARDS

a)    Performance Criteria

(i)    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price; (ii) earnings per share; (iii) total shareholder return; (iv) operating margin; (v) gross margin; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow; (xiii) revenue; (xiv) expenses; (xv) earnings before interest, taxes and depreciation; (xvi) economic value added; (xvii) market share; (xviii) relative or absolute share price; and (xix) proforma net income. The performance criteria may be applicable to the Company, Affiliates and/or any individual business units of the Company or any Affiliate. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(ii)    To the extent that Section 162(m) of the Code is applicable, the Administrator shall, within the time and in the manner prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the performance measures it selects to use for Participants during any specific performance period. Such performance factors may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions, in each case as determined by the Administrator.

b)    No Effect on Employment or Service

Nothing in this Plan or in any writing granting an Award shall confer upon any Service Provider any right with respect to the Service Provider’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Affiliate to terminate the Service Provider’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Affiliate to terminate the employment of a Service Provider who is employed at will is in no way affected by its determination that the Service Provider’s Continuous Service has been terminated for Cause for the purposes of this Plan.

c)    No Effect on Retirement and Other Benefit Plans

Except as specifically provided in a retirement or other benefit plan of the Company or a Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

d)    Date of Grant

Nothing contained in this Plan or in any resolution adopted or to be adopted by the Committee, the Board, or the shareholders of the Company shall constitute the granting of any option hereunder. The granting of an option pursuant to this Plan shall take place only when a written Award Agreement shall have been duly executed and delivered by or on behalf of the Company and the Service Provider (or his duly authorized attorney-in-fact) to whom such option is to be granted. In no event shall an Award of Incentive Stock Options be granted under the Plan after the tenth anniversary of the Effective Date.

e)    Leave of Absence/Company Transfer

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company; or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option.

f)    Restrictions on Transfer of Award

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

g)    Withholding

Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld; or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

h)    Compliance with Laws Upon Delivery of Shares

If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance.

i)    Investment Assurances; Representation and Warranties of Participant

The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

j)    Inability to Obtain Authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

k)    Registration of Shares

Except as set forth in the Award Agreement, the Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

l)    Unfunded Obligation

Service Providers shall have the status of general unsecured creditors of the Company. Any amounts payable to Service Providers pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Affiliate shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Service Provider account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Affiliate and a Service Provider, or otherwise create any vested or beneficial interest in any Service Provider or the Service Provider’s creditors in any assets of the Company or a Affiliate. The Service Providers shall have no claim against the Company or any Affiliate for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

15)	AMENDMENT; TERMINATION OF PLAN

a)    Amendment

i)    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements.

ii)    The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

iii)    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

iv)    Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

v)    The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

b)    Termination

i)    The Board may suspend or discontinue this Plan at any time; however, no such action may prejudice the rights of any Participant who has prior thereto been granted an Award under this Plan, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

ii)    No Award may be granted during any suspension of the Plan or after termination of the Plan.

iii)    No suspension or termination of the Plan (including termination of the Plan under Section 13) shall adversely affect any rights under Awards already granted to a Participant.

iv)    Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16)	CONSTRUCTION OF PLAN

Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. Where the context admits, words in any gender shall include any other gender.

17)	GOVERNING LAW

To the extent not superseded by federal law, this Plan is governed by, interpreted under and construed in all respects in accordance with the substantive laws of the State of Florida, without regard to the conflicts of law provision thereof.

The undersigned, being the duly authorized Secretary of DYNAMIC RESPONSE GROUP, INC., hereby certifies that the foregoing is a true and correct copy of the Dynamic Response Group, Inc. 2009 Equity Incentive Plan in effect as of this July 7, 2009.

/s/ Melissa K. Rice
Secretary

SCHEDULE A

DEFINITIONS

“Administrator” means the Board or any of the Committees appointed to administer the Plan in accordance with Section 6 of the Plan.

“Affiliate” means any Parent or Subsidiary of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Service Provider, including any amendments thereto.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to the termination by the Company or an Affiliate of the Service Provider’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Service Provider and the Company or such Affiliate. In the absence of a written agreement, “Cause” for “Cause” for termination of Continuous Service means there exists (i) a reasonable and good faith finding by the Company as determined by it in its sole discretion, of a material and repeated failure of the Participant to provide his or her full business time and attention to his reasonably assigned duties for the Company (including, without limitation, unexcused failure to report for work) for reasons other than the Participant’s death or disability, or the Participant’s gross negligence or willful misconduct; which failure or deficiency remains uncured (if curable) for a period of thirty (30) days following written notice by the Company to the Participant which specifies the reasons for the potential cause determination; (ii) the material breach by the Participant of any of the provisions of his or her employment agreement (if the Participant has an employment agreement with the Company) for reasons other than the Participant’s death or disability, which breach remains uncured (if curable) for a period of thirty (30) days following written notice by the Company to the Participant which specifies the reasons for the potential cause determination; (iii) the conviction of the Participant of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any felony; (iv) the Participant having committed any theft, embezzlement, fraud or other intentional act of dishonesty involving the business of the Company; or (v) any adjudication in any civil suit, or written acknowledgment by the Participant in any agreement or stipulation of the commission of any theft, embezzlement, fraud or other intentional act of dishonesty involving any other person.

“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the

Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 6 of the Plan.

“Common Stock” means the common stock, $.0001 par value, of the Company.

“Company” means DYNAMIC RESPONSE GROUP, INC., a Florida corporation, or any successor entity.

“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

“Continuous Service” means that the provision of services to the Company or an Affiliate of a Service Provider is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, by a Service Provider, or (iii) any change in status as long as the Service Provider remains in the service of the Company or a Affiliate in any capacity as Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Affiliate, service as an Employee, Director or Consultant for such Affiliate following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Statutory Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

“Covered Employee” means the principal executive officer and the four (4) other highest compensated Officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

“Director” means a member of the Board or the board of directors of any Affiliate.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Effective Date” means July 7, 2009, the date of approval of the Plan by the Board and a majority of the shareholders of the Company.

“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Affiliate, subject to the control and direction of the Company or any Affiliate as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on one or more established stock exchanges or national market systems, including NASDAQ, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported) or such other source as the Administrator deems reliable; or (ii) if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported) or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

“Fiscal Year” means the fiscal year of the Company.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its Parent or a Subsidiary, does not receive compensation (directly or indirectly) from the Company or its Parent or a Subsidiary for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

“Non-Statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company or a Affiliate within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

“Outside Director” means a Director who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an Officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

“Parent” means Dynamic Response Group, Inc., a Florida corporation or such other parent corporation, whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means any current or former Employee, Director, or Consultant who has outstanding an Award granted under the Plan.

“Performance Share” means an Award denominated in Shares that may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 12.

“Performance Unit” means an Award that may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 12.

“Plan” means this 2009 Dynamic Response Group, Inc. Equity Incentive Plan.

“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 9 of the Plan, or issued pursuant to the early exercise of an Option, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

“Restriction Period” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

“Service Provider” means an Employee, Director or Consultant who receives an Award under the Plan.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 11 is designated as a Stock Appreciation Right.

“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.